Filed Pursuant to Rule 424(b)(3)
Registration No. 333-234214

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated February 26, 2020)

650,736 Shares

COMMON STOCK

This prospectus supplement supplements the prospectus dated February 26, 2020 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-234214). This prospectus supplement is being filed to update and supplement the information in the Prospectus with information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 21, 2020 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate solely to 650,736 shares of common stock, par value $0.01 per share, of Cerence Inc., which we refer to as our common stock, which may be offered for resale from time to time by certain stockholders named under the heading “Selling Stockholders” in the Prospectus, whom we refer to as the selling stockholders. The shares of our common stock offered under the Prospectus, as supplemented by this prospectus supplement, may be resold by the selling stockholders at prevailing market prices, at prices different than prevailing market prices or at privately negotiated prices and, accordingly, we cannot determine the price or prices at which shares of our common stock may be resold. The selling stockholders may sell shares through agents they select or through underwriters and dealers they select. The selling stockholders also may sell shares directly to investors. For more information, see the section entitled “Plan of Distribution” in the Prospectus. We do not know if, when or in what amounts a selling stockholder may offer shares of our common stock for resale. The selling stockholders may resell all, some or none of the shares of our common stock offered by the Prospectus, as supplemented by this prospectus supplement, in one or multiple transactions.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on the NASDAQ Stock Market LLC (“NASDAQ”) under the symbol “CRNC.” On March 25, 2020, the closing sales price of our common stock as reported on NASDAQ was $16.38 per share.

Investing in our common stock involves risks. Before making a decision to invest in our common stock, you should carefully consider the information referred to under the heading “Risk Factors” beginning on page 12 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 31, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 20, 2020

CERENCE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39030	83-4177087
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS employer Identification No.)

15 Wayside Road Burlington, Massachusetts		01803
(Address of principal executive offices)		(Zip Code)

(781) 565-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	CRNC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07	Submission of Matters to a Vote of Security Holders

On February 20, 2020, at the Company’s Annual Meeting, the shareholders cast their votes on two proposals as follows:

Proposal 1: To elect two members of the Company’s Board of Directors:

Director Nominee	For	Against/Withheld	Broker Non-Vote
Thomas Beaudoin	21,125,040	6,410,246	4,395,102
Marianne Budnik	26,465,090	1,070,196	4,395,102

Proposal 2: To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2020:

For	Against	Withheld	Broker Non-Vote
31,897,501	22,458	10,428	0

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CERENCE INC.

By:	/s/ Leanne Fitzgerald
Name: Leanne Fitzgerald
Title: General Counsel and Secretary

Dated: February 21, 2020